FOURTEENTH AMENDMENT TO THE

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

WISDOMTREE TRUST

AND

STATE STREET BANK AND TRUST COMPANY

This Fourteenth Amendment (this “Amendment”) dated as of December 19, 2017 is between WISDOMTREE TRUST (the “Trust”), ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B TO THE AGREEMENT, SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement, dated September 27, 2013 (as amended and in effect immediately prior to the date of this Amendment, the “Agreement”), between the Trust, on behalf of each of the Funds, and State Street.

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below, including ratifying and affirming minimum spread requirements;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.    Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.    Amendments.

(a)    Section 3 (Securities to be Loaned) of the Agreement is hereby amended by deleting the second and subsequent paragraphs and replacing them with the following:

“For securities that settle in Taiwan: At the initiation of each Loan, the Demand Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Demand Spread Test”). For the avoidance of doubt, Loans may have a Demand Spread that is lower than twenty-five (25) basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation.

For all other securities: At the initiation of each Loan, the Demand Spread must be equal to or greater than thirty-five (35) basis points. For the avoidance of doubt, Loans may have a Demand Spread that is lower than thirty-five (35) basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation.

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a Loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a Loan collateralized with non-cash, the premium paid by Borrower in connection with the Loan.

“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the FOMC is a target band in lieu of a target rate, the lowest rate of the target band.”

3.    Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4.    Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.    Effective Date: This Amendment shall be effective as of the date first written above, and each Fund ratifies and affirms the application of the Minimum Demand Spread Test to the extent applied prior thereto.

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IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Fourteenth Amendment.

WISDOMTREE TRUST, on behalf of each of

its series as listed on Schedule B to the Agreement,

severally and not jointly

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco Squillacioti
Name:	Francesco Squillacioti
Title:	Senior Managing Director